EXHIBIT 99.1




                                                            F.N.B. CORPORATION
                                                           (Nasdaq: FBAN)
www.fnbcorporation.com                                      NAPLES, FL 34102


FOR IMMEDIATE RELEASE

DATE:             March 31, 2003
CONTACT:          Clay W. Cone
                  Vice President-
                  Corporate Communications
                  239-436-1676

             F.N.B. COMPLETES ACQUISITION OF SOUTHERN EXCHANGE BANK; BRANCHES WILL OPERATE UNDER FIRST NATIONAL BANK OF FLORIDA

NAPLES, FL, March 31 - F.N.B. Corporation (Nasdaq: FBAN) today announced that it has completed the acquisition of Charter Banking Corp., the holding company for Southern Exchange Bank based in Tampa, Florida. The merger solidifies F.N.B.'s position as the largest bank holding company headquartered in the state of Florida.

"We are very excited about our entry into the Tampa market," said Gary Tice, President and Chief Executive Officer of F.N.B. Corporation. "With these new offices, we will significantly increase the number of commercial loans and develop consumer and small business relationships. We also will introduce new products and services, including insurance, mutual funds, retail brokerage, online banking and wealth management."

Southern Exchange's 18 full-service banking offices in Hillsborough and Pinellas counties will be converted and operate as branches of F.N.B. affiliate
First National Bank of Florida. The branch integration is scheduled to be completed during the fourth quarter of 2003. As a result of this combination, First National Bank of Florida will have assets of approximately $3.4 billion and 61 full-service financial centers throughout the state.

"We believe that we have acquired an excellent branch network on which to build," said Garrett S. Richter, President and Chief Executive Officer of First National Bank of Florida. "Southern Exchange Bank has a reputation as a well managed and profitable institution. We welcome their customers to our unique style of community banking."

In keeping with F.N.B.'s community banking philosophy, most key customer contact employees will be retained. David A. Straz Jr., Chairman of Southern Exchange Bank and the sole shareholder of Charter Banking Corp., has joined the boards of directors of both F.N.B. Corporation and First National Bank of Florida, and bank President and CEO Richard Weatherby will stay on in a leadership role as Executive Vice President.

"We are delighted about our affiliation with F.N.B.," Straz said. "Together, we will be able to better serve our customers with more financial products and services, increased lending limits and more convenient branch locations.
We also will be better suited to provide an expanded array of products, including insurance and wealth management."

This is the latest in a series of acquisitions in Florida by F.N.B. Corporation and significantly expands the company's footprint in that state. With this affiliation, First National Bank of Florida will have a significant presence in many of Florida's most attractive retail banking markets, including Naples, Marco Island, Bonita Springs, Fort Myers, Cape Coral, Venice, Sarasota, Clearwater, St. Petersburg, Tampa and Orlando.

This marks F.N.B. Corporation's 11th bank acquisition in Florida since 1997. The acquisition of Southern Exchange Bank is the company's largest to date in that state.

F.N.B. Corporation is a $7.8 billion diversified financial services company headquartered in Naples, Florida. The company currently owns and operates community banks, insurance agencies, a consumer finance company and First National Trust Company. It has offices located in Florida, Pennsylvania, Ohio and Tennessee. The company's common stock is traded on The Nasdaq Stock Market under the symbol "FBAN."

F.N.B. has been honored as a Dividend Achiever by Mergent Inc., a leading provider of business and financial information on publicly traded companies. This annual recognition is based on the corporation's consistently outstanding record of increased dividend performance. The company has increased dividend payments for 30 consecutive years.

F.N.B. also has been recognized in the 2003 edition of America's Finest Companies by the Staton Institute Inc. The annual investment directory identifies U.S.-based companies with at least 10 consecutive years of higher dividends or earnings per share. Fewer than 2% of the nation's 19,000 publicly traded companies qualified for listing in the directory.

Copies of this news release are available over the Internet at www.fnbcorporation.com or by contacting F.N.B.'s Corporate Affairs Department at 1-800-262-7600, extension 1676

                                    # # # # #

This release contains certain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and specifically the operations, markets and products of F.N.B. Corporation.
These statements identified by words such as "believes," "expects," "projects," "anticipates," and similar expressions, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected. F.N.B. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.